Exhibit 10.18

LEASE AGREEMENT

[Crosstown Centre, Eden Prairie, MN]

This Lease is made and entered into as of the Effective Date, by and between IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP, as Landlord, and MIDWAVE CORPORATION, a Delaware corporation, as Tenant.  Landlord and Tenant acknowledge that Landlord currently leases the Premises to BEST BUY STORES, L.P., a Virginia limited partnership (“Best Buy”), pursuant to a lease dated October 1, 2004 (the “Master Lease”), that Tenant currently subleases the Premises and additional space in the Building from Best Buy pursuant to a sublease dated June 22, 2005 (the “Sublease”), that the Sublease will terminate on September 29, 2010, and that the Master Lease will terminate on September 30, 2010.

DEFINITIONS

Except as otherwise specifically defined in this Lease, the capitalized terms used in this Lease have the meanings ascribed to them on Exhibit 1.

BASIC TERMS

The following Basic Terms are governed by the particular sections in this Lease pertaining to the following information:

1.	Premises:

Suite 500, consisting of approximately 20,851 rentable square feet, of the Building commonly known as Crosstown Centre. The Building is located at 10050 Crosstown Circle, Eden Prairie, Minnesota. The Premises are depicted on attached Exhibit 2.

2.	Lease Term:	65 full calendar months (Section 1.2.1).

3.	Commencement Date:	October 1, 2010.

4.	Basic Rent:

Months	Annualized	Monthly	Rate/sf
10/1/2010 through 2/28/2011	Abated (Section 2.5)	Abated	Abated
3/1/2011 through 2/29/2012	$255,424.75	$21,285.40	$12.25
3/1/2012 through 2/28/2013	$260,637.50	$21,719.79	$12.50
3/1/2013 through 2/28/2014	$265,850.25	$22,154.19	$12.75
3/1/2014 through 2/28/2015	$271,063.00	$22,588.58	$13.00
3/1/2015 through 2/29/2016	$276,275.75	$23,022.98	$13.25

Extension Term (if exercised):
3/1/2016 through 2/28/2021		(Section 1.2.3)

5.	Tenant’s Share of Expenses Percentage:	11.2708%

6.	Property Manager:	IRET Properties, a North Dakota Limited Partnership
		10050 Crosstown Circle, Suite 105
		Eden Prairie, MN 55344
		Telephone: (952) 401-6600

7.	Rent Payment Address:	IRET Properties, a North Dakota Limited Partnership
		Attn: PM Accounting (Crosstown Centre; GL#1259)
		PO Box 1988 (regular mail)
		3015 16th Street SW, Suite 100 (overnight delivery)
		Minot, ND 58701

8.	Address of Landlord for Notices:	IRET Properties, a North Dakota Limited Partnership
Attn: General Counsel
PO Box 1988 (regular mail)
3015 16th Street SW, Suite 100 (overnight delivery)
Minot, ND 58701

	With a copy to:	Property Manager at the address described in Section 6 of the Basic Terms.

9.	Address of Tenant for Notices:	Midwave Corporation
Attn: CEO
10050 Crosstown Circle, Suite 500
Eden Prairie, MN 55344

10.	Brokers:	Landlord’s Broker: None
Tenant’s Broker: Burton Real Estate Advisors, Inc.

11.	Security Deposit:	$45,000.00 (Section 17.3).

12.	Permitted Use:	Tenant shall use the Premises only for general office and data center purposes, and not for any other purpose (Section 4.1).

13.	Extension Option:	1 option of 5 years, on advance written notice, as set forth in Section 1.2.3.

ARTICLE 1
LEASE OF PREMISES AND LEASE TERM

1.1.                            Premises.  In consideration of the mutual covenants this Lease describes, and subject to the terms, covenants and conditions set forth in this Lease, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord.  The rentable area of the Premises is the rentable area specified in the Basic Terms, measured in accordance with BOMA Z 65.1-1996 American National Standards.  Within 30 days after substantial completion of the Tenant Improvements, Tenant may have the rentable square footage of the Premises verified by a CAD calculation performed by Tenant’s architect.  If said verification reveals a discrepancy between the measured square footage of the Premises as measured by Tenant’s architect and the rentable area specified herein, and if Landlord and Tenant are unable to agree upon the rentable square footage of the Premises, then an independent architect reasonably acceptable to both parties (the cost of which shall be divided equally between Landlord and Tenant) shall measure the Premises in accordance with the standard provided above. The rentable square footage of the Premises as determined by said independent architect shall be the rentable square footage of the Premises, and Basic Rent and Tenant’s Share of Expenses Percentage shall be adjusted accordingly.

1.2.                            Term, Delivery and Commencement.

1.2.1.                  Commencement and Expiration of Term.  The Term of this Lease is the period stated in the Basic Terms.  The Term shall commence on the Commencement Date and shall end on the last day of the last calendar month of the Term.

1.2.2.                  Tender of Possession.  The parties acknowledge that Tenant is already in possession of the Premises pursuant to the Sublease.

1.2.3.                  Option to Extend.  Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for 1 period of 5 years (the “Extension Term”), on the following terms and conditions and subject to the limitations hereinafter set forth.  The Extension Term shall be upon the same terms, covenants and conditions as in this Lease, except that Basic Rent shall be the Fair Market Basic Rent for the Premises on the date the Extension Term shall commence.  Tenant shall notify Landlord of its desire to extend the term for the Extension Term by notifying Landlord in writing (the “Extension Notification”) on or before June 1, 2015; if Tenant fails to timely deliver the Extension Notification to Landlord, then Tenant’s option to extend shall automatically terminate.  Within 15 Business Days after receipt of Tenant’s Extension Notification, Landlord shall provide Tenant in writing with Landlord’s initial determination of Fair Market Basic Rent (“Landlord’s Determination of Fair Market Basic Rent”).  For a period of up to 30 days after Tenant’s receipt of Landlord’s Determination of Fair Market Basic Rent, the parties shall make a good faith effort to agree upon the Fair Market Basic Rent of the Premises for the Extension Term.  “Fair Market Basic Rent” shall mean that net annual basic rent per rentable square foot of the Premises as of the commencement of the Extension Term that a willing credit-worthy tenant would pay and that a willing landlord would accept in an arms’ length bona fide negotiation for space comparable to the Premises in condition, quality, size and location, with neither party under a compulsion for the appropriate term.  In determining “Fair Market Basic Rent,” the parties shall consider all relevant factors that a comparable landlord, acting reasonably and in good faith, is then offering or would then offer, to a lessee similar to Tenant for a similar term, including without limitation the presence or absence of rent concessions and other tenant inducements in the transaction.  If Landlord and Tenant fail to agree within the 30 day time period set forth in this subparagraph, then Tenant may elect in a written notice delivered to Landlord prior to the expiration of said 30 day time period to either (a) rescind the exercise of its option to extend this Lease for the Extension Term or (b) have the Fair Market Basic Rent of the Premises for the Extension Term be determined by arbitration in the manner set forth in Section 1.2.4 (“Arbitration”) below.  If Tenant fails to timely deliver said written notice to Landlord, then Tenant shall be deemed to have elected to rescind the exercise of its option to extend this Lease for the Extension Term.  If Tenant elects to have Fair Market Basic Rent determined by Arbitration, then the arbitrators shall be directed to determine the Fair Market Basic Rent for the Premises as above provided and in determining the same said appraisers shall be instructed to make said appraisal independently, without consulting with each other.  Any determination by arbitration or any agreement reached by the parties hereto with respect to such Fair Market Basic Rent and resulting Basic Rent of the Premises for such Extension Term shall be expressed in writing and shall be executed by the parties hereto.  Tenant’s option to extend as set forth in this Section shall be contingent upon this Lease being in full force and effect and Tenant not then being in default in the performance of any of the terms, covenants and conditions herein contained in respect to a matter as to which notice of default has been given hereunder which has not been remedied within the time limited in this Lease.

1.2.4.   Arbitration.  Any disagreement, dispute or determination required by or arising under the provisions of Section 1.2.3 of this Lease requiring arbitration shall be carried on and concluded in accordance with the provisions this Section 1.2.4.  In each case where it shall become necessary to resort to arbitration, and the subject of the arbitration is to determine Fair Market Basic Rent, all arbitrators appointed by or on behalf of either party or appointed pursuant to the provisions hereof shall be MAI members of the Appraisal Institute with not less than 10 years of experience in the appraisal of improved commercial and industrial real estate in the Minneapolis metropolitan area and be devoting substantially all of their time to professional appraisal work at the time of appointment and be in all respects impartial and disinterested.  If the parties fail to agree on the Fair Market Basic Rent within the 30-day period provided for in Section 1.2.3, and if Tenant has not rescinded the exercise of its option as provided above, then Tenant shall, within 10 days thereafter, give written notice to Landlord, specifying in such notice the name, address and professional qualifications of the person designated to act as arbitrator on Tenant’s behalf.  Within 10 days after receipt of such notice, Landlord shall give written notice to Tenant specifying the name, address and professional qualifications of the person designated to act as arbitrator on Landlord’s behalf.  The 2 arbitrators so selected shall, within 10 days thereafter, select a third arbitrator.  The decision of the arbitrators so chosen shall be given within a period of 15 days after the appointment of such third arbitrator.  Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and the fees and expenses of the third arbitrator shall be borne equally by both parties.  If any party fails to appoint its arbitrator within the time above specified, or if the 2 arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such arbitrator, by application to any judge in the appropriate state court in the County, upon 7 days prior written notice to the other party of such intent.  The arbitrators so selected shall have all rights and powers conferred on them by State law and, and except as otherwise provided for herein, the arbitration proceedings shall be carried on and governed by the then appertaining rules and procedures of the American Arbitration Association.  Upon an established date at an established time, all 3 arbitrators shall simultaneously submit their determinations as to Fair Market Basic Rent to both Landlord and Tenant.  The Fair Market Basic Rent for the Extension Term shall be determined by averaging the 2 arbitrators’ Fair Market Basic Rent determinations which are closest in amount to each other (or if one appraisal is less than one of the other appraisals and more than the other appraisal by the same amount, all three appraisals shall be averaged).

1.3.                            Quiet Enjoyment.  Subject to the terms of this Lease, Landlord covenants that if Tenant timely (a) pays all Rent and other charges provided for herein, (b) performs all of its obligations provided for herein, and (c) observes all of the other provisions hereof, then Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises, without interruption or disturbance by Landlord, or anyone claiming through or under Landlord.

ARTICLE 2
RENT

2.1.                            Basic Rent.  Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction (except only as expressly permitted under this Lease) commencing on the Commencement Date and continuing on the first day of each and every calendar month after the Commencement Date during the Term.  Tenant will make all Basic Rent payments to Landlord at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing.  Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment.  Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term.

2.2.                            Additional Rent.  Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant.  Tenant will make all payments of estimated Additional Rent in accordance with Article 3 without deduction or offset (except only as expressly permitted under this Lease) and without Landlord’s previous demand, invoice or notice for payment.  Tenant will pay all other Additional Rent described in this Lease that is not estimated under Article 3 within 30 days after receiving Landlord’s invoice for such Additional Rent.  Tenant will make all Additional Rent payments to the same location and, except as set forth in the preceding sentence, in the same manner as Tenant’s payments of Basic Rent.

2.3.                            Delinquent Rental Payments.  If Tenant does not pay any installment of Basic Rent or any Additional Rent within 5 Business Days after the date the payment is due, then Tenant will pay Landlord an additional amount equal to interest on the delinquent payment calculated at 12% per annum from the date when the payment is due through the date the payment is made.  Landlord’s right to such compensation for any such delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.  Notwithstanding anything in this Section to the contrary, Landlord agrees that it shall only impose the interest on delinquent amounts if Tenant fails to make timely payment of Rent on more than 1 occasion in any 12 month period.

2.4.                            Independent Obligations.  Notwithstanding anything to the contrary in this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.

2.5.                            Abated Rent.  Notwithstanding anything to the contrary, Tenant may occupy the Premises and shall be entitled to the full abatement of Basic Rent (the “Abated Rent”) for the 5-month period of October 1, 2010 through February 28, 2011.  The parties agree that the value of the Abated Rent shall be $106,426.98.  If no uncured Event of Default by Tenant occurs prior to the expiration of the Term, then Tenant shall have no obligation to pay the Abated Rent.  The Abated Rent shall be amortized on a straight-line basis in equal monthly installments over the 60-month period commencing on March 1, 2011.  If at any time during said period an Event of Default occurs, and if said default is not cured as provided in this Lease, then Tenant shall pay to Landlord, in addition to all other amounts owed hereunder, a sum equal to the portion of the Abated Rent that has not been amortized as of the date the Event of Default occurs.

ARTICLE 3
PROPERTY TAXES AND OPERATING EXPENSES

3.1.                            Payment of Expenses.  Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Expenses due and payable during any calendar year of the Term.  Landlord will prorate Tenant’s Share of Expenses due and payable during the calendar year in which the Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

3.2.                            Estimation of Tenant’s Share of Expenses.  Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term:  (a) Property Taxes, (b) Operating Expenses, (c) Tenant’s Share of Expenses Percentage and (d) the annual and monthly Additional Rent attributable to Tenant’s Share of Expenses.

3.3.                            Payment of Estimated Tenant’s Share of Expenses.  Tenant will pay the amount that Landlord reasonably estimates as Tenant’s Share of Expenses under Section 3.2 for each calendar year of the Term in equal monthly installments, in advance, on the first day of each month during such calendar year.  If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, then Tenant will continue paying Tenant’s Share of Expenses based on Landlord’s estimates for the previous calendar year.  When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4.                            Re-Estimation of Expenses.  Landlord may reasonably re-estimate Expenses from time to time during the Term.  In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year.  Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

3.5.                            Confirmation of Tenant’s Share of Expenses.  After the end of each calendar year within the Term, Landlord will determine the actual amount of Expenses and Tenant’s Share of Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts.  If Tenant paid less than the actual amount of Tenant’s Share of Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 2.2 describes.  If Tenant paid more than the actual amount of Tenant’s Share of Expenses specified in the statement, then Landlord (at Landlord’s option) will either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent.  If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this Section or release Tenant from any of its obligations hereunder.  Tenant acknowledges that, for purposes of accounting for Expenses, Landlord may close a “calendar” year on December 20th of that year; if Landlord actually does so, then Landlord’s determination of the actual amount of Expenses for the following calendar year will include any Expenses attributable to the period of December 21st through December 31st of the previous calendar year.

3.6.                            Tenant’s Inspection and Audit Rights.  If (i) Tenant is not in default in the performance of any of its obligations under this Lease, beyond any applicable notice and cure period and if (ii) Tenant disputes Landlord’s determination of the actual amount of Expenses or Tenant’s Share of Expenses for any calendar year, and if (iii) Tenant delivers to Landlord written notice of the dispute within 180 days after Landlord’s delivery of the statement of such amount under Section 3.5, then Tenant at Tenant’s sole cost and expense, upon prior written notice and during regular business hours at the location in the Twin Cities metro area where Landlord or its Property Manager maintains the applicable records may cause a qualified financial officer reasonably acceptable to Landlord to audit Landlord’s records relating to the disputed amounts.  Tenant’s objection to Landlord’s determination of Expenses or Tenant’s Share of Expenses shall be deemed withdrawn unless Tenant completes and delivers the audit to Landlord within 90 days after the date Tenant delivers its dispute notice to Landlord under this Section.  If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was greater than the amount this Article 3 obligates Tenant to pay, then, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant within 30 days after Landlord receives a copy of the audit report.  If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was less than the amount this Article 3 obligates Tenant to pay, then Tenant will pay to Landlord within 10 days as Additional Rent the difference between the amount Tenant paid and the amount determined in the audit.  Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Expenses in accordance with Sections 3.3 and 3.4.  If Tenant’s audit and Landlord’s review pursuant to this Section 3.6 conclusively establishes that the amount Landlord charged Tenant for Tenant’s Share of Expenses exceeds Tenant’s Share of Expenses as determined by this Section 3.6 by more than 8%, then Landlord shall reimburse Tenant for its actual third-party costs incurred in conducting its audit; provided, however, that in no event shall Landlord’s obligation under this provision exceed the sum of $2,500.00.  Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account, provided that Tenant may disclose such information to the parties permitted under Section 18.16.

3.7.                            Annual Amendment to Tenant’s Share of Expenses Percentage.  Notwithstanding any contrary language in this Lease, Landlord may change Tenant’s Share of Expenses Percentage each calendar year to the percentage Landlord reasonably calculates by dividing the rentable area of the Premises by the rentable area of the Building for such calendar year.  Storage space shall not be included in Landlord’s calculation of the rentable area of the Building.  Landlord will notify Tenant of such change, if any, at the time Landlord delivers its estimates to Tenant under Section 3.2.

3.8.                            Landlord’s Right to Contest Property Taxes.  Landlord may in its sole discretion contest the amount or validity, in whole or in part, of any Property Taxes.  Landlord may include in its computation of Property Taxes the reasonable costs and expenses Landlord incurred in connection with any such contest (including but not limited to reasonable attorney’s fees).  Tenant may not contest Property Taxes.

3.9.                            Adjustment for Variable Operating Expenses.  Notwithstanding any contrary language in this Article 3, if 95% or more of the rentable area of the Building is not occupied at all times during any calendar year pursuant to leases under which the terms have commenced for such calendar year, then Landlord may reasonably and equitably adjust its computation of Operating Expenses for that calendar year to obligate Tenant to pay all components of Operating Expenses that vary based on occupancy in an amount equal to the amount Tenant would have paid for such components of Operating Expenses had 95% of the rentable area of the Building been occupied at all times during such calendar year pursuant to leases under which the terms have commenced for such calendar year.  Landlord will equitably adjust Operating Expenses to account for any Operating Expense any tenant of the Building pays directly to a service provider.

ARTICLE 4
USE

4.1.                            Permitted Use.  Tenant shall use the Premises only for the use specified in Item 12 of the Basic Terms (the “Permitted Use”), and not for any other purpose.  Tenant will not use the Property or knowingly permit the Property to be used in violation of any Laws or in any manner that would (a) cause injury or damage to the Property or to the person or property of any other tenant on the Property; (b) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (c) constitute waste or a public or private nuisance.  Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

4.2.                            Acceptance of Premises.  Except only as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord have made any representation or warranty of any kind with respect to the Premises, the Building, or the Property, specifically including but not limited to any representation or warranty of suitability or fitness of the Premises, Building, or the Property for any particular purpose.  only as expressly provided in this Lease, Tenant accepts the Premises, the Building, and the Property in an “AS IS - WHERE IS” condition.

4.3.                            Laws & Building Rules.  This Lease is subject and subordinate to all Laws.  Tenant shall at all times comply with the rules and regulations for the Building set forth in Exhibit 4.3 (the “Building Rules”), and with any reasonable additions thereto and modifications thereof adopted from time to time by Landlord of which Tenant has been given at least 10 days prior written notice, and each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant.  Landlord will enforce the Building Rules against the occupants of the Building in a nonarbitrary and nondiscriminatory manner.  In the event of any conflict between the Building Rules and this Lease, this Lease shall control.

4.4.                            Common Area.  Landlord grants Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area during the Term, subject to all Laws.  Landlord, at Landlord’s sole and absolute discretion (but subject to Sections 6.4 and 9.3 below), may make changes to the Common Area.  Landlord’s rights regarding the Common Area include without limitation the right to:  (a) restrain unauthorized persons from using the Common Area; (b) place permanent or temporary kiosks, displays, carts or stands in the Common Area and lease the same to others; (c) temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason that Landlord reasonably deems necessary; (d) change the shape and size of the Common Area; (e) add, eliminate or change the location of any improvements located in the Common Area; and (f) impose and reasonably revise Building Rules concerning use of the Common Area (including without limitation the parking facilities).

4.5.                            Signs.

4.5.1.                  Directory Listing.  Landlord shall provide Tenant with standard building directory listings, identifying Tenant and Tenant’s suite number (the “Directory Listings”).  Landlord shall be responsible for the cost of the initial Directory Listings.  Tenant shall reimburse Landlord as Additional Rent for all costs incurred by Landlord in making any necessary changes or additions to the Directory Listings that are requested by Tenant.

4.5.2.                  Entry Sign.  Landlord acknowledges that Tenant has installed one suite entry sign at the main entrance to the Premises, identifying Tenant and Tenant’s suite number (the “Entry Sign”), and Landlord agrees that Tenant can continue to use the Entry Sign.  Any changes to the design, materials, size, color and location of the Entry Sign shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  Tenant shall be solely responsible for all costs and expenses associated with the Entry Sign, including without limitation all design, installation, and maintenance costs.  On or before the end of the Term, Tenant shall at its sole cost and expense remove the Entry Sign and shall restore the Building affected thereby to the condition the Building was in at the time the Entry Sign was installed.

4.5.3.                  Building Monument Sign.  Landlord shall continue to provide Tenant with one sign panel on the Building’s existing sign monument (the “Building Monument”).  Any changes o the design, materials, size, and color of Tenant’s sign panel shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.  Tenant shall reimburse Landlord as Additional Rent for all costs incurred by Landlord in maintaining Tenant’s sign panel on the Building Monument, and for any changes requested by Tenant.  Landlord reserves the right to modify the Building Monument, provided that Tenant shall retain the right to one sign panel throughout the Term, in a location on the Building Monument that is approved by both parties, which approval shall not be unreasonably withheld.

4.5.4.                  Except for the signs specifically allowed in this Section 4.5, no other sign, advertisement, graphics of any nature, or notice shall be inscribed, painted, affixed, or displayed on the windows or exterior walls of the Premises, or on any public area of the Building, without Landlord’s prior written consent (which consent Landlord may withhold or condition in its sole but reasonable discretion).  All permitted signs shall comply with the Laws, and shall be installed and maintained at Tenant’s sole expense.  Landlord may immediately remove at Tenant’s sole cost and expense any sign, advertisement, graphics, or notice that violates this Section 4.5.  The rights granted to Tenant pursuant to this Section 4.5 are personal to Tenant and no subtenants of Tenant shall have any rights under this Section 4.5; provided, however, that Landlord agrees to provide (at Tenant’s sole cost and expense) any approved subtenant or assignee with standard building directory listings.

4.6.                            Tenant Devices and Equipment.  Tenant will not use any device or equipment in the Premises or otherwise on the Property that causes substantial noise, odor or vibration, without Landlord’s prior written consent (which consent Landlord may grant, withhold or condition in its sole and absolute discretion).  Tenant will not connect any device or equipment to the Building’s electrical or plumbing systems except through the electrical and water outlets in the Premises that were installed (or otherwise approved in writing) by Landlord.  No antenna, satellite dish, or other communications equipment shall be allowed without Landlord’s prior written consent (which consent Landlord may grant, withhold or condition in its sole and absolute discretion).  In the event Landlord consents to Tenant’s installation of an antenna, satellite dish, or other communications equipment on the Property (including without limitation on the roof of the Building), then Landlord and Tenant shall execute a Communications Equipment License in form required by Landlord in its sole but reasonable discretion.  Tenant acknowledges that the installation of any such communications equipment shall be deemed an “Alteration” subject to the terms and conditions of Article 8 of this Lease.

ARTICLE 5
HAZARDOUS MATERIALS

5.1.                            Compliance with Hazardous Materials Laws.  Other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility, Tenant will not cause or allow any Hazardous Material to be brought upon, kept or used on the Property in quantities reportable under any Hazardous Materials Law, or in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law.  Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility).  On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes or allows to be present in, on, under or about the Property.  Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.2.                            Notice of Actions.  Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant, or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same:  (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations.  Tenant will also deliver to Landlord, as promptly as possible and in any event within 5 Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises.  Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation reasonably acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises.  All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

5.3.                            Disclosure and Warning Obligations.  Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or the Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

5.4.                            Landlord Indemnification.  Landlord will indemnify, defend (with counsel reasonably acceptable to Tenant), protect and hold harmless the Tenant Parties from and against any and all damages (excluding consequential, punitive or similar type damages), costs, losses, expenses (including, but not limited to, reasonable attorneys’ fees and engineering fees) arising from or attributable to the existence of any Hazardous Materials at the Property in reportable quantities in violation of applicable Hazardous Materials Laws to the extent caused by Landlord; provided, however, if any claim, action, suit or proceeding shall be brought against Tenant and such matter is subject to Landlord’s indemnification as provided above, then Tenant shall promptly notify Landlord of the same in time to avoid any prejudice to Landlord and Landlord shall have the right to assume and control the defense thereof with counsel of its own selection, and Landlord shall have the right to control any remediation.  The obligations of Landlord under this section shall survive the expiration or earlier termination of this Lease.

5.5.                            Tenant Indemnification.  Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises or the Property.  Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable:  (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property; and (d) consultants’ fees, experts’ fees and response costs.  The obligations of Tenant under this section shall survive the expiration or earlier termination of this Lease.

ARTICLE 6
SERVICES

6.1.                            Landlord’s Obligations.  Landlord will provide the following services, the costs of which are Operating Expenses:

6.1.1.                  Janitorial Service.  Landlord will provide janitorial service in the Premises, in accordance with Landlord’s schedule for the Building (which schedule shall be comparable to similarly situated buildings in the City), including:  (a) cleaning and trash removal; (b) dusting and vacuuming; (c) maintaining towels, tissue and other restroom supplies; (d) periodic interior and exterior window washing and cleaning; (e) periodic waxing of uncarpeted floors; and (f) such other work as is customarily performed in connection with nightly janitorial services in buildings similar in construction, location, use and occupancy to the Building.

6.1.2.                  Electrical Energy; Lighting.  Landlord will provide electrical energy to the Premises for lighting and for operating office machines for general office use.  Said electrical energy will not be sufficient for lighting in excess of 2.2 watts per square foot installed or for any electrical equipment that singularly consumes more than 1.0 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase.  Tenant will not use any equipment requiring electrical energy in excess of the above standards without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy, plus an amount equal to the average cost per unit of electricity for the Building applied to the excess use (as reasonably determined either by an engineer selected by Landlord or by submeter installed by Landlord at Tenant’s sole cost).  Landlord will replace all lighting bulbs, tubes, ballasts and starters within the Premises; if such lighting costs are not included in Operating Expenses, then Tenant will pay such costs as Additional Rent.

6.1.3.                  Heating, Ventilation and Air Conditioning.  During regular business hours, which are currently 7:30 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 p.m. on Saturday, Landlord will provide heating, ventilation and air conditioning to the Premises sufficient to maintain, in Landlord’s reasonable judgment, comfortable temperatures in the Premises.  During other times, Landlord will provide heat and air conditioning upon Tenant’s reasonable advance notice; provided, however, that Tenant shall pay Landlord, as Additional Rent, for such extended service on an hourly basis at the prevailing rates reasonably established by Landlord.  Landlord will provide air conditioning to the Premises based on standard lighting and general office use only.

6.1.4.      Water.  Landlord will provide hot and cold water from standard building outlets for restroom and drinking purposes.

6.1.5.      Elevator Service.  Landlord will provide elevator service to be used by Tenant in common with other tenants.  Landlord may restrict Tenant’s use of elevators for freight purposes to hours Landlord reasonably determines.  Landlord may limit the operation of elevators at times other than regular business hours.

6.2.         Tenant’s Obligations.  If any utility serving the Premises is separately metered and separately charged, and if the applicable utility company directly charges Tenant for such utility services, then Tenant is solely responsible for paying such charges directly to the applicable utility companies prior to delinquency, and such charges are not Operating Expenses.  Except as specifically provided in Sections 6.1, Tenant will obtain and pay for all other utilities and services Tenant requires with respect to the Premises, including but not limited to utility hook-up and connection charges.  In the event a service is provided to the Premises and to some but not all of the remainder of the Building, then Tenant shall pay its pro rata share of the cost of providing the service (including Landlord’s administrative and overhead costs) as Additional Rent; Tenant’s pro rata share shall be computed by dividing the rentable area of the Premises by the total rentable area of the portion of the Building to which the service is provided.

6.3.         Other Provisions Relating to Services.  Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that required by governmental guidelines or other Laws.  Landlord reserves the sole and exclusive right to select the provider of any utility or service to the Property, and to determine whether the Premises or any other portion of the Property may or will be separately metered or separately supplied.  Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services.  No interruption in or temporary stoppage of any of the utilities or other services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any such interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages, or entitle Tenant to any abatement of Rent; provided, however, that if any such interruption or temporary stoppage is primarily caused by a negligent act or omission of Landlord and continues for more than 5 consecutive Business Days, then Rent hereunder shall abate until such interruption or temporary stoppage either ceases or is no longer primarily caused by a negligent act or omission of Landlord.

6.4.         Locker Rooms; Dining Room; Food Service Operation.  Landlord shall maintain the existing ATM (to the extent the ATM provider agrees to continue to provide the ATM) showers, locker rooms, and dining room (with Direct TV at no cost to Tenant) on the first floor of the Building as Common Areas for the use of the tenants of the Property.  Landlord shall also maintain a commercially reasonable food service operation within the Building to provide hot and cold prepared foods on site for breakfast and lunch.  The cost and expenses incurred by Landlord in maintaining the food-services operation, including without limitation any necessary subsidy in an amount not to exceed $2,500 per calendar month, shall be included in Operating Expenses.

ARTICLE 7

MAINTENANCE AND REPAIR

7.1.         Landlord’s Obligations.  Except as otherwise provided in this Lease, Landlord will repair and maintain the following in compliance with Laws and in good order, condition and repair (including any necessary replacements):  (a) all structural components of the Building, including, without limitation, the roof, footings, foundation, and the structural integrity of exterior and interior load-bearing walls of the Building; (b) the electrical, mechanical, plumbing, heating and air conditioning systems located in the Building and serving the Common Area (or otherwise used in common by all tenants of the Building); (c) the Common Area; and (d) the portions of the electrical, mechanical, plumbing, heating and air conditioning systems and components that exclusively serve the Premises.  The costs and expenses incurred by Landlord in complying with subsections (a), (b) and (c) of this Section 7.1 shall be included in Operating Expenses.  All of the costs and expenses incurred by Landlord in complying with subsection (d) of this Section 7.1 shall be reimbursed by Tenant to Landlord as Additional Rent.

7.2.         Tenant’s Obligations.

7.2.1.      Maintenance of Premises.  Landlord is not required to repair or maintain the Premises or the Property (or to make any Alterations to the Premises or Property), except as otherwise specifically provided in this Lease.  Except as specifically set forth in Section 7.1, Tenant is solely responsible for the repair, maintenance, replacement, operation, condition and management of the Premises.  Except as specifically set forth in Section 7.1, Tenant at its sole cost and expense will keep and maintain the Premises (including without limitation all non-structural interior portions; lighting systems; interior surfaces of exterior walls; and interior moldings, partitions, glass, doors and ceilings) in good order, condition and repair, reasonable wear and tear and damage from insured casualties (or casualties required to be insured by Landlord) excepted.  Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs in accordance with all Laws.  Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property.  Tenant shall release, indemnify, protect and defend Landlord against (with counsel reasonably acceptable to Landlord), and hold Landlord harmless from, any Claims or damages resulting from any penetrations or perforations of the roof or exterior walls of the Building caused or allowed by Tenant.

7.2.2.      Alterations Required by Laws.  If any governmental authority requires any Alteration to the Building or the Premises solely as a result of Tenant’s particular use of the Premises, as opposed to general office use, or as a result of any Alteration to the Premises made by or on behalf of Tenant, then Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be.  If any such Alterations are Structural Alterations, then Landlord will make the Structural Alterations; provided, however, that Landlord may require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs).  If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.

ARTICLE 8
CHANGES AND ALTERATIONS

8.1.         Landlord Approval.  Tenant will not make any Structural Alterations to the Premises (other than the approved Tenant Improvements) or any Alterations to the Common Area.  Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold; provided, however, that Landlord may condition its consent in its reasonable discretion.  Notwithstanding the foregoing, Tenant may make cosmetic and other non-Structural Alterations to the interior of the Premises without Landlord’s prior written consent, provided that that the total cost of any such non-Structural Alterations does not exceed $5,000.00 in any 12 calendar-month period.  Along with any request for Landlord’s consent, Tenant will deliver to Landlord complete plans and specifications for the Alterations, and will identify any prospective contractors for the Alterations.  If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval proof of insurance required by Section 8.2, copies of all necessary permits and licenses, and such other information relating to the Alterations as Landlord reasonably requests.  Tenant will not commence the Alterations before Landlord, in Landlord’s reasonable discretion, approves the foregoing deliveries.  Landlord will notify Tenant of its approval or disapproval within 5 Business Days following Landlord’s receipt of all documents and information required by this Section 8.1 or otherwise reasonably requested by Landlord.  Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a licensed and properly bonded contractor, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property.

8.2.         Tenant’s Responsibility for Cost and Insurance.  Tenant will pay the cost and expense of all Alterations, and for any painting, restoring or repairing of the Premises or the Property the Alterations occasion.  Prior to commencing the Alterations, Tenant will deliver to Landlord, in form and substance reasonably satisfactory to Landlord, evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under

Article 10.  The insurance policies described in the preceding sentence shall name Landlord and Property Manager (and, if requested by Landlord, Landlord’s lender) as additional insureds.

8.3.         Construction Obligations and Ownership.  Landlord may inspect construction of the Alterations.  Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final notarized lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations.  Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within 10 days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease.  All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) become the property of Landlord upon installation and, unless Landlord requires Tenant to remove the Alterations (which removal requirement must be exercised by Landlord, if at all, in writing at the time Landlord consents to such Alterations), Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord.  In no event shall Tenant have any obligation to remove the Tenant Improvements upon the expiration or sooner termination of this Lease.

8.4.         Liens.     Tenant will keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.  Tenant will notify Landlord in writing at least 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws.  If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord reasonably deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien.  In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

8.5.         Indemnification.  To the fullest extent allowable under the Laws, Tenant will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9
RIGHTS RESERVED BY LANDLORD

9.1.         Landlord’s Entry.  Landlord and its authorized representatives may at all reasonable times and upon reasonable notice to Tenant enter the Premises to:  (a) inspect the Premises; (b) exercise and perform Landlord’s rights and obligations under this Lease; (c) post notices of non-responsibility or other protective notices available under the Laws; (d) show the Premises to current or prospective mortgagees, or to prospective purchasers of the Property; or (e) during the last 12 months of the Term, show the Premises to prospective tenants.  Landlord, in the event of any emergency, may enter the Premises at any time without notice to Tenant.  Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises.  Subject to Section 9.3 below, and upon reasonable notice to Tenant, Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord reasonably determines that such activities are necessary for properly operating and maintaining the Building.

9.2.         Control of Property.  Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to:  (a) change the name or street address of the Building (provided that Landlord may not change the name of the Building to a direct and significant competitor of Tenant); (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right does not prohibit Tenant from using the Premises for the Permitted Use; (d) close the Building after regular business hours, except that Tenant and its employees and invitees may access the Premises after regular business hours, 24 hours per day, 7 days per week, in accordance with such rules and regulations as Landlord may reasonably prescribe from time to time for security purposes; (e) install, operate and maintain security systems that monitor persons entering or leaving the Building; (f) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Building; (g) change the regular business hours of the Property; and (h) retain and receive master keys or pass keys to the Premises and all doors in the Premises.  Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property in the Premises or otherwise on the Property, and Landlord is not liable in any way whatsoever for any breach of security except to the extent directly caused by the gross negligence or willful misconduct of Landlord or its agents.

9.3.         Interference with Tenant’s Business.  With respect to any provision of this Lease which entitles or requires Landlord to make improvements, alterations or repairs to the Premises, the Building or the Common Area, Landlord agrees that such work shall not materially interfere with Tenant’s use and enjoyment of the Premises for the Permitted Use or Tenant’s access to the Premises.  Landlord shall endeavor, when reasonably possible, to perform any such work so as to minimize disruption to Tenant’s business.

ARTICLE 10
INSURANCE AND LIABILITY

10.1.       Tenant’s Insurance Obligations.  Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Section 10.1 describes.

10.1.1.    Liability Insurance.  Tenant shall maintain commercial general liability insurance (providing coverage at least as broad as the current ISO commercial general liability form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits of $1,000,000 each occurrence and $3,000,000 general aggregate.  Such insurance must include the following specific coverage provisions or endorsements:  (a) broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an “Additional Insured - Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; and (d) providing Landlord with at least 10 Business Days prior notice of modification, cancellation, non-renewal or expiration.  Tenant acknowledges and agrees that Tenant’s liability insurance will be provided on a primary and non-contributory basis.  If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.

10.1.2.    Other Insurance.  Tenant shall maintain property insurance (providing coverage at least as broad as the current ISO Special Form) for Tenant’s personal property and trade fixtures.  Tenant shall also maintain such other insurance as may be required by any Laws (including without limitation any necessary worker’s compensation insurance), or as may reasonably be required by Landlord from time to time.  If insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Property is located increase or otherwise change, then Landlord may likewise increase or otherwise change Tenant’s insurance obligations under this Lease.

10.1.3.    Miscellaneous Insurance Provisions.  All of Tenant’s insurance will be written by companies rated at least “Best A-VII” and otherwise reasonably satisfactory to Landlord.  Tenant will deliver certificates of insurance reasonably satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 10 Business Days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request.  Each certificate provided by Tenant shall be an ACORD Form 25 certificate and Tenant will attach or cause to be attached to the certificate copies of any endorsements this Section 10.1 requires.  Tenant’s insurance must permit releases of liability and provide for waiver of subrogation as provided in Section 10.3.  Tenant acknowledges and agrees that Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.1.4.    Tenant’s Failure to Insure.  Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under this Section 10.1, and if such failure continues for more than 2 Business Days after Tenant’s receipt of Landlord’s written notice of such failure, then Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may (but is not obligated to) without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit.  In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance.  Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.

10.2.       Landlord’s Insurance Obligations.  Landlord will (except for the optional coverages and endorsements this Section 10.2 may describe) at all times during the Term maintain the insurance this Section 10.2 describes.  All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.

10.2.1.    Property Insurance.  Property insurance on the Building in an amount not less than the full insurable replacement cost of the Building insuring against loss or damage by such risks as are covered by the current ISO Special Form policy.  Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary in its sole discretion, including without limitation insurance covering foundation, grading, excavation and debris removal costs; business income and rents insurance; earthquake insurance; terrorism insurance; and flood insurance.  Landlord may maintain such insurance in whole or in part under blanket policies.  Tenant acknowledges and agrees that Landlord’s property insurance will not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property.

10.2.2.    Liability Insurance.  Commercial general liability insurance against claims for bodily injury and property damage occurring at the Property in such amounts as Landlord deems appropriate or necessary in its sole discretion.  Such liability insurance will only protect Landlord (and, at Landlord’s sole option, Landlord’s lender and some or all of the Landlord Parties).  Such liability insurance will not protect or insure Tenant, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.2.3.    Deductible.  Tenant acknowledges that Landlord’s insurance may include deductible limits (in an amount not to exceed $50,000 per casualty), that such deductible amounts reduce the insurance premiums chargeable as Operating Expenses under the Lease, and that, notwithstanding the waiver set forth in Section 10.3, such deductible amounts shall either (i) be considered Operating Expenses under the Lease, or, (ii) if any loss covered by Landlord’s insurance resulted from the negligence or willful misconduct of Tenant, be considered the sole responsibility of Tenant hereunder to the extent of Tenant’s fault.

10.3.       Mutual Waiver of Subrogation.  Subject only to Section 10.2.3 above, each party hereby waives any and every right or cause of action for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the negligence or willful misconduct of the other party or anyone for whom said other party may be responsible), which loss or damage is actually covered or coverable by an insurance policy maintained by such party, but only to the extent that such loss or damage is covered under any such insurance policy or would have been covered by any insurance which such party is required to carry (in the event such party fails to maintain the insurance required under this Lease).

10.4.       Liability of Landlord and Tenant.

10.4.1.    The Landlord Parties shall not have any liability to Tenant for any Claims based on or arising out of the following:  the repair or maintenance of any portion of the Premises (including the Tenant Improvements); any accident or damage resulting from any use or operation of the elevators or the heating, cooling, electrical, or plumbing systems serving the Property; termination of this Lease by reason of damage to the Premises or the Building (to the extent such termination is permitted under this Lease); fire, robbery, theft, vandalism, or any other casualty; actions of any other tenant of the Building or of any other person or entity other than the Landlord Parties; subject to Section 6.3, failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building.  Any property placed by Tenant in or about the Premises or the Property shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefore.  Notwithstanding the foregoing, Landlord shall not be released from any liability for any injury to the extent caused by the negligence or willful misconduct of Landlord, nor release Landlord from Landlord’s express repair and maintenance obligations under this Lease.  In no event, however, shall Landlord have any liability to Tenant on account of any claims for the interruption of or loss to Tenant’s business or for any indirect damages or consequential losses.

10.4.2.    In addition to Tenant’s other indemnification obligations in this Lease (but subject to Landlord’s insurance obligations in Section 10.2 above), Tenant to the fullest extent allowable under the Laws shall release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from:  (a) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease; (b) the willful misconduct or negligence of Tenant; (c) any accident, injury, occurrence or damage in, about or to the Premises (except to the extent caused by Landlord); and (d) to the extent caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property.

10.4.3.    Landlord hereby indemnifies and agrees to save Tenant harmless from and against any and all Claims: (a) to the extent directly arising from any breach or default by Landlord in the performance of any of Landlord’s covenants or agreements in this Lease; and (b) to the extent directly arising out of the negligence or willful misconduct of Landlord in connection with the possession, use, occupation, management, repair, maintenance or control of the Common Area, and not resulting from the negligence or willful misconduct of Tenant.

10.4.4.    Notwithstanding any provision to the contrary contained herein, Tenant shall look solely to the estate and property of Landlord in and to the Property in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, shall be limited to such estate and property of Landlord in and to the Property.  No properties or assets of Landlord other than the estate and property of Landlord in and to the Property and no property owned by any partner of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.

ARTICLE 11
DAMAGE OR DESTRUCTION

11.1.       Tenant’s Notice of Casualty.  If the Premises or any part thereof shall be damaged by fire or any other casualty, Tenant shall give immediate written notice thereof to Landlord.

11.2.       Tenantable Within 180 Days.  Except as provided in Section 11.4, if a casualty renders the whole or any material part of the Premises untenantable and Landlord determines in its sole but reasonable discretion that it can make the Premises tenantable within 180 days after the date of the casualty, then Landlord will notify Tenant within 20 Business Days after the date of the casualty that Landlord will repair and restore the Building and the Premises as required by Section 11.6.  Notwithstanding anything to the contrary contained herein, in the event that such restoration of the Premises is not substantially completed within 180 days from the date of the casualty, and provided that such delay in substantial completion results from a cause other than Tenant Delay or Force Majeure, then Tenant shall have the right to terminate this Lease by delivering 30 days’ prior written notice to Landlord.  In the event the restoration of the Premises is substantially completed within such 30 day period, such right of termination shall be deemed to be void and without effect.  Notwithstanding the foregoing, if Landlord is unable to substantially complete restoration of the Premises within 180 days from the date of the casualty due to Force Majeure, said 180 day period may be extended for up to an additional 90 days and thereafter if Landlord has failed to substantially complete restoration of the Premises within 270 days from the date of the casualty, whether or not due to Force Majeure, Tenant may terminate this Lease by delivering written notice to Landlord.

11.3.       Not Tenantable Within 180 Days.  If a casualty renders the whole or any material part of the Premises untenantable and Landlord reasonably determines in its sole discretion that it cannot make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant within 20 Business Days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice.  If Landlord determines that it cannot make the Premises tenantable within 180 days, and if Landlord does not elect to terminate this Lease as provided in this section, then Tenant may terminate this Lease by notifying Landlord within 30 days after Tenant’s receipt of Landlord’s notice, which termination will be effective 30 days after Landlord’s receipt of Tenant’s notice.

11.4.       Building Substantially Damaged.  Notwithstanding Section 11.2, if the Building is damaged or destroyed by casualty (regardless whether the Premises is affected) and either (a) fewer than 9 months remain in the Term (excluding any unexercised Extension Terms), or (b) the damage reduces the value of the improvements on the Property by more than 50% (as determined by Landlord in its sole but reasonable discretion), then, regardless of whether Landlord determines in its reasonable discretion that it can make the Building tenantable within 180 days after the date of the casualty, Landlord, at Landlord’s option, by notifying Tenant within 20 Business Days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

11.5.       Insufficient Proceeds.  Notwithstanding any contrary language in this Article 11, if this Article 11 obligates Landlord to repair damage to the Premises or Building caused by casualty, and if Landlord does not receive sufficient insurance proceeds (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if the lender under any Mortgage does not release to Landlord sufficient insurance proceeds to repair all of the damage, then Landlord, at Landlord’s option, by notifying Tenant within 45 days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

11.6.       Landlord’s Repair Obligations.  If this Lease is not terminated under Sections 11.3 through 11.5 following a casualty, then Landlord shall repair and restore the Premises and the Building to as near their condition prior to the casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Tenant Delay or Force Majeure).  In such case, this Lease shall remain in full force and effect, but Basic Rent and Tenant’s Share of Expenses for the period during which the Premises are untenantable shall abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises).  In no event is Landlord obligated to repair or restore any Alterations that are not covered by Landlord’s insurance, any special equipment or improvements installed by Tenant, or any personal property (or other property) of Tenant.  Landlord will, if necessary, equitably adjust Tenant’s Share of Expenses Percentage, subject to Section 3.7, to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.

11.7.       Rent Apportionment Upon Termination.  If either party terminates this Lease under this Article 11, then Landlord will apportion Basic Rent and Tenant’s Share of Expenses on a per diem basis and Tenant will pay Basic Rent and Tenant’s Share of Expenses to (a) the date of the casualty if the event renders the Premises completely untenantable or (b) if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses abates pro rata [based upon the rentable area of the untenantable, portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination).

11.8.       Exclusive Casualty Remedy.  The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty.  To the extent permitted by the Laws, Tenant waives the benefits of any Laws that provide Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.

ARTICLE 12
CONDEMNATION

12.1.       Termination of Lease.  If a Condemning Authority desires to effect a Taking of all or any material part of the Property, then Landlord will promptly notify Tenant.  If Landlord and Tenant both reasonably conclude that the Taking will render the Premises unsuitable for the Permitted Use, then Landlord and Tenant will document such determination, and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken.  Tenant will pay Rent to the date of termination.  If a Condemning Authority takes all or any material part of the Building, or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord in its sole discretion), regardless whether the Premises is affected, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2.       Landlord’s Repair Obligations.  If this Lease does not terminate with respect to the entire Premises under Section 12.1, and if the Taking includes a portion of the Premises, then this Lease shall automatically terminate as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking.  Landlord will also equitably adjust Tenant’s Share of Expenses Percentage for the same period, subject to Section 3.7, to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking.  Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3.       Tenant’s Participation.  Except only as specifically set forth in the last sentence of this Section, Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking.  Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold (including without limitation any award for the unexpired portion of the Term), and Tenant hereby assigns to Landlord any interest of Tenant in any such award.  Tenant may only prove in any condemnation proceedings, and may only receive from the Condemning Authority:  (i) any separate award for damages to or condemnation of Tenant’s movable trade fixtures, equipment and Alterations (to the extent paid for by Tenant), and (ii) any separate award for relocation expenses.

12.4.       Exclusive Taking Remedy.  The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking.  To the extent permitted by the Laws, Tenant waives the benefits of any Laws that provide Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13
TRANSFERS

13.1.       Restriction on Transfers.

13.1.1.    General Prohibition.  Except as set forth in Section 13.1.2, Tenant will not cause or suffer a Transfer without first obtaining Landlord’s written consent, which consent Landlord shall not unreasonably withhold or delay.  If Landlord consents to the Transfer, then Landlord may impose on Tenant or the transferee such conditions as Landlord deems appropriate in its sole but reasonable discretion.  Tenant’s request for Landlord’s consent to a Transfer must describe in detail the parties, terms and portion of the Premises affected.  Tenant will, in connection with requesting Landlord’s consent, provide Landlord with a copy of any and all documents and information regarding the proposed Transfer and the proposed transferee as Landlord reasonably requests.  Landlord will notify Tenant of Landlord’s election to consent or withhold consent within 20 days after receiving Tenant’s written request for consent to the Transfer.  Tenant acknowledges and agrees that no Transfer will release Tenant from any liability or obligation under this Lease, and that Tenant shall remain liable to Landlord after such a Transfer as a principal and not as a surety or guarantor, and that the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant shall not constitute a waiver or release of Tenant under any provision of the Lease.  If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer in excess of the amounts this Lease otherwise requires Tenant to pay, after first deducting marketing costs, attorneys’ fees and brokerage commissions, if any, reasonably incurred by Tenant to procure the Transfer, and the cost of any Alterations made by Tenant specifically for the benefit of any transferee.  Any attempted Transfer in violation of this Lease is null and void and constitutes a breach of this Lease.  Tenant acknowledges and agrees that Landlord’s refusal to consent to a Transfer shall be deemed not to have been unreasonably withheld if (i) the proposed transferee is not of a type and quality consistent with the first-class nature of the Building, (ii) the proposed transferee is a governmental agency or any party by whom any suit or action could be defended on the ground of sovereign immunity, (iii) the proposed transferee is already a tenant at the Property, or is a party with whom the Landlord is presently negotiating for the lease of space at the Property, (iv) the presence of the proposed transferee in the Premises would cause Landlord to be in violation of any other lease, or would trigger termination rights by any other tenant, or (v) the space to be assigned or sublet is not configured to allow appropriate means of ingress and egress.  Tenant also acknowledges that one or more existing or future mortgagees of a Mortgage affecting the Property may have the right to approve any Transfer and that, whenever that is the case, Landlord shall have the absolute right to withhold its consent to a Transfer if any such mortgagee withholds its consent thereto.

13.1.2.    Transfers to Affiliates.  Provided that Tenant is not in default in the performance of its obligations under this Lease, Tenant may cause a Transfer to an Affiliate without Landlord’s consent if (a) Tenant notifies Landlord in writing at least 5 Business Days prior to such Transfer, and if the Affiliate assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease.  Tenant acknowledges and agrees that a Transfer to an Affiliate under this Section 13.1.2 will not release Tenant from any liability or obligation under this Lease, and that Tenant shall remain liable to Landlord after such a Transfer as a principal and not as a surety or guarantor.  Landlord’s right described in Section 13.1.1 to share in any profit Tenant receives from a Transfer permitted under this Section 13.1.2 does not apply to any Transfer this Section 13.1.2 permits.

13.2.       Costs.  Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord actually incurs in connection with any Transfer (other than a Transfer to an Affiliate pursuant to Section 13.1.2), including without limitation reasonable attorneys’ fees and other third-party expenses, in an amount not to exceed $2,500.00 for any single Transfer, regardless whether Landlord consents to the Transfer.

ARTICLE 14
DEFAULTS; REMEDIES

14.1.       Events of Default.  The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:

14.1.1.    Failure to Pay Rent.  Tenant fails to pay as and when due (a) Basic Rent, (b) any installment of Tenant’s Share of Expenses, or (c) any other Additional Rent amount, and such failure continues for 10 days after Landlord notifies Tenant of such failure.

14.1.2.    Failure to Perform.  Tenant breaches or fails to perform any of Tenant’s non-monetary obligations under this Lease and the breach or failure continues for a period of 30 days after Landlord notifies Tenant of such breach or failure; provided, however, that if Tenant cannot reasonably cure its breach or failure within said 30 day period, then Tenant’s breach or failure is not an Event of Default if Tenant promptly commences to cure its breach or failure and thereafter diligently and in good faith pursues the cure and effects the cure within a period of time that does not exceed 90 days after the date that Landlord notified Tenant of the breach or failure.  Notwithstanding any contrary language in this Section 14.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach of this Lease (or failure) becomes an Event of Default.

14.1.3.    Misrepresentation.  The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant in connection with:  (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval requested by Tenant under this Lease.

14.1.4.    Other Defaults.  (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 60 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 30 days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 30 days.  If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

14.1.5.    Notice Requirements.  The notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.2.       Remedies.  Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:

14.2.1.    Termination of Tenant’s Possession; Re-entry and Reletting Right.  Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord.  Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease.  In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease.  If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises.  Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant.  Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account.  Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within 10 days after Landlord’s notice to Tenant.  Landlord may relet the Premises for a period shorter or longer than the remaining Term.  If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent paid by Tenant that came due after Landlord’s reletting.  If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease.  Landlord may retain any surplus Net Rent remaining at the expiration of the Term.

14.2.2.    Termination of Lease.  Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant.  Upon termination, Tenant will immediately surrender possession of the Premises to Landlord.  If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation:  (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused to Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including but not limited to any Re-entry Costs; (c) an amount equal to the difference between the present worth, as of the effective date of the termination, of the Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant’s Share of Expenses to the extent Landlord is not otherwise reimbursed for such Expenses.  For purposes of this section, Landlord will utilize the Discount Rate to compute present worth.  Nothing in this section shall limit or prejudice Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this section.

14.2.3.    Present Worth of Rent.  Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the then present worth, as of the effective date of termination, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the unexpired portion of the Term, less the fair and reasonable rental value of the Premises for the corresponding period.  Landlord will utilize the Discount Rate to compute present worth.  The fair and reasonable rental value of the Premises shall be determined in good faith by Landlord on the basis of the rents payable under leases entered into by Landlord for comparable space in the Building during the 18-month period immediately preceding Landlord’s election to proceed under this Section 14.2.3; or, if Landlord reasonably determines that no such leases for comparable space have been entered into, then the fair and reasonable rental value shall be otherwise determined by Landlord in good faith.  If the Premises or any part thereof are relet by Landlord before any adjudication of Landlord’s claims for damages, then the amount of rent payable to Landlord for such reletting shall be deemed the fair and reasonable rental value of the Premises (or the applicable part thereof) during the term of the reletting.

14.2.4.    Self Help.  Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease at law or in equity, and without releasing Tenant from any obligation under this Lease.  Tenant shall pay to Landlord, as Additional Rent, all sums that Landlord pays and all obligations that Landlord incurs on Tenant’s behalf under this section.

14.2.5.    Other Remedies.  Any other right or remedy available to Landlord under this Lease, under the Laws, and/or in equity.

14.3.       Costs.  Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless whether the breach or default constitutes an Event of Default, and regardless whether suit is commenced or judgment is entered.  Such loss shall include all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs in investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease.  Tenant will also indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against all Claims that Landlord or any of the other Landlord Parties incurs if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant (other than claims asserting that Landlord has breached any of its obligations to Tenant under this Lease) or by or against any person holding any interest in the Premises by, under or through Tenant, (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person, or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person.  In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including without limitation any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay.  Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4.       Waiver and Release by Tenant.  Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated, and, to the fullest extent allowable under the Laws, Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned thereby.  No such re-entry is to be considered or construed as a forcible entry by Landlord.

14.5.       Landlord’s Default.  If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default.  If Landlord is not reasonably able to cure the default within a 30 day period, Landlord will have an additional reasonable period of time to cure the default as long as Landlord promptly commences the cure and thereafter diligently and in good faith pursues the cure to completion.  In no event shall Landlord be liable to Tenant or any other person for consequential, special or punitive damages (including without limitation lost profits).  If Landlord has not commenced repair or maintenance required to be performed by Landlord hereunder within 45 days after written notice thereof from Tenant, then Tenant shall have the right, but not the obligation, to make such repairs and Landlord shall reimburse Tenant for the reasonable and actual cost thereof within 30 days after receipt of an invoice from Tenant.  In the event of an emergency, Tenant may (but shall not be obligated to) perform such repairs which would otherwise be Landlord’s obligation hereunder which may be reasonably necessary, after having given Landlord such notice, if any, as may be practicable under the circumstances.  Notwithstanding anything to the contrary set forth hereinabove, Tenant shall not be required to perform any repairs which would otherwise be Landlord’s obligation hereunder.

14.6.       No Waiver.  Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease.  No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default.  Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party.  One or more waivers by a party to this Lease are not to be construed as a waiver of a subsequent breach of the same covenant, term or condition.  No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party.  The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.

ARTICLE 15
CREDITORS; ESTOPPEL CERTIFICATES

15.1.       Subordination.  This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage.  Tenant, within 15 days of Landlord’s demand, will execute and deliver to Landlord any document reasonably required to confirm the self-effectuating subordination of this Lease as provided in this Section to the lien of any Mortgage.  If Tenant does not timely deliver the properly signed document to Landlord, and if such failure continues for more than 5 days after Tenant’s receipt of written notice from Landlord of such failure, then such failure shall constitute an Event of Default under this Lease.  Notwithstanding the subordination to any future Mortgage provided for in this section, as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage shall not by virtue of such subordination under this section be entitled to disturb Tenant’s right of possession of the Premises under this Lease.  Landlord acknowledges and agrees that the lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or personal property located in or on the Premises.  Landlord shall endeavor in good faith, but at no cost to Landlord, to have its lender execute and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in such form as is required by such lender in its sole discretion.  Tenant shall reimburse Landlord as Additional Rent for any fees or expenses charged by such lender to provide the SNDA.  Tenant acknowledges and agrees that Landlord’s inability to provide the SNDA shall not constitute a Landlord default, or entitle Tenant to any rights or remedies under this Lease.

15.2.       Attornment.  Subject to the non-disturbance provisions in Section 15.1, if the holder of any Mortgage at a foreclosure sale (or by deed in lieu of foreclosure) or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, then Tenant will attorn to the transferee of or successor to

Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease, provided that any such purchaser at a foreclosure sale or transferee under a deed in lieu of foreclosure shall not be (a) bound by any payment of Rent more than one month in advance, (b) liable for damages for any breach, act or omission of any prior landlord, provided that the foregoing shall not release such purchaser from performing the repair and maintenance obligations of Landlord under this Lease, or (c) subject to any offsets or defenses which Tenant might have against any prior landlord.  Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3.       Mortgagee Protection Clause.  Provided that Landlord or the holder of a Mortgage has previously notified Tenant of the notice address of the holder of the Mortgage, Tenant shall give the holder of the Mortgage, by registered mail, a copy of any notice of default that Tenant serves on Landlord.  If Landlord fails to cure such default within the time provided for in this Lease, then Tenant will also provide written notice of such failure to the holder of the Mortgage, and such holder will have an additional 30 days after receipt of such notice within which to cure the default (but shall not be obligated to cure the default).  If the default cannot be cured within the additional 30 day period, then the holder will have such additional time as may be reasonably necessary to effect the cure if, within the 30 day period, the holder has promptly commenced and is diligently pursuing in good faith the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

15.4.       Estoppel Certificates.

15.4.1.    Contents.  Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form reasonably satisfactory to Landlord certifying:  (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect as modified, and stating the modifications); (b) to the extent true, that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant and, if so, specifying the same; (e) specifying, to Tenant’s knowledge after reasonable inquiry and investigation, whether there are any existing claims or defenses in favor of Tenant against the enforcement of this Lease; (f) that Tenant has accepted the Premises and that Landlord has no outstanding construction or payment obligations under this Lease with respect to preparation of the Premises for Tenant’s occupancy (or stating any outstanding construction or payment obligations); (g) that Tenant has no option to purchase the Premises or any part of the Property; and (h) such other factual statements as Landlord, or any lender, prospective lender, investor or purchaser may reasonably request.  Tenant will deliver the properly signed statement to Landlord within 15 days after receipt of Landlord’s request.  Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property, and any such party may conclusively rely upon such statement as true and correct.

15.4.2.    Failure to Deliver.  If Tenant does not timely deliver the properly signed statement referenced in Section 15.4.1 to Landlord, and if such failure continues for more than 5 days after Tenant’s receipt of written notice from Landlord of such failure, then such failure shall constitute an Event of Default under this Lease.  Further, if Tenant fails to timely deliver the properly signed statement within such 5-day period, then Landlord and any lender, prospective lender, or purchaser may conclusively presume and rely, except as otherwise represented by Landlord, (i) that the terms and provisions of this Lease have not been changed; (ii) that this Lease has not been canceled or terminated; (iii) that not more than one month’s Rent has been paid in advance; (iv) that Tenant has accepted the Premises and that Landlord has no outstanding construction or payment obligations with respect to preparation of the Premises for Tenant’s occupancy; (v) that Tenant has no option to purchase the Property or any part of the Property; and (vi) that Landlord is not in default in the performance of any of its obligations under this Lease.  In such event, Tenant is estopped from denying the truth of such facts.

ARTICLE 16
SURRENDER; HOLDING OVER

16.1.       Surrender of Premises.  Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair (reasonable wear and tear, permitted Alterations, and damage by casualty or condemnation excepted), and will surrender all keys to the Premises to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord otherwise directs.  Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property.  Tenant will at such time remove all of its property from the Premises and, if Landlord required as a condition of its consent, all specified Alterations carried out by Tenant in the Premises.  Tenant will promptly repair any damage to the Premises caused by such removal.  If Tenant does not surrender the Premises in accordance with this section, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord from and against any Claim resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay.  All property of Tenant not removed on or before the last day of the Term is deemed abandoned.  If Tenant fails to remove all of Tenant’s property from the Premises upon termination of this Lease, then Tenant shall be deemed to have appointed Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

16.2.       Holding Over.       If Tenant possesses the Premises after the Term expires (or after this Lease is otherwise terminated) without executing a new lease but with Landlord’s written consent, then Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, except that (a) Rent for each month during the hold-over period shall be equal to 125% of the Rent for the month immediately preceding the commencement of the hold-over period, and (b) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon 30 days prior written notice to the other party.  If Tenant possesses the Premises after the Term expires (or is otherwise terminated) without executing a new lease and without Landlord’s written consent, then Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant shall also pay to Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% of the Rent for the last month of the expired Term (on a daily basis).

ARTICLE 17
ADDITIONAL PROVISIONS

17.1.       Improvements.

17.1.1.    Landlord Improvements.  Landlord is providing the basic Premises in its current “AS IS” condition, without representation or warranty of any kind, and Landlord shall have no obligation to make any modifications or alterations to the Premises, except that Landlord shall at its sole cost coordinate the completion of the improvements (the “Landlord Improvements”) described on Exhibit 17.1.1.  Landlord shall begin and complete the Landlord Improvements as soon as possible after the Commencement Date, subject to Force Majeure and Tenant Delays.

17.1.2.    Tenant Improvements.  Landlord acknowledges that Tenant wishes to complete certain other tenant improvements (the “Tenant Improvements”) in the Premises, and that the Tenant Improvements will include the construction of a data center in the Premises.  Landlord agrees to coordinate the construction of the Tenant Improvements.  Promptly following the Effective Date, Landlord and Tenant shall cooperate with Tanek Architects to finalize construction plans, specifications, and drawings (the “Plans”) for the Tenant Improvements.  The final Plans shall be subject to the approval of both Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed.  Upon approval of the final Plans, Landlord shall solicit bids for completion of the Tenant Improvements, and shall retain the qualified general contractor submitting the lowest acceptable bid (as determined by Landlord in its sole but reasonable discretion).  All requests for changes to the Plans shall be in writing, and no change orders will be made without Landlord’s written approval.  The costs of the

Tenant Improvements shall be the sole responsibility of Tenant; provided, however, that Landlord shall provide Tenant with an allowance of up to $458,722.00 (the “Allowance”), calculated at $22.00 per square foot of the Premises.  Landlord shall use the Allowance to pay:  (i) costs incurred by Landlord for construction of the Tenant Improvements, (ii) costs and fees incurred by Landlord for permits, licenses, and other fees related to the construction of the Tenant Improvements; (iii) relocation expenses actually paid by Tenant to unaffiliated third parties (the “Relocation Expenses”), (iv) costs incurred by Landlord and Tenant for preparation of the Plans, and for any other plans and specifications related to the Tenant Improvements.  Notwithstanding anything to the contrary herein, the amount of the Allowance applied to the costs specified in items (iii) and (iv) shall not collectively exceed $104,255.00.  Subject to the cap set forth in the preceding sentence, and upon receipt of paid receipt invoices and any other information or documentation reasonably requested by Landlord, Landlord shall reimburse Tenant from the Allowance for the Relocation Expenses; to the extent Tenant has not requested reimbursement of the Relocation Expenses on or before March 31, 2011, together with all documentation required by this Section 17.1.2, then the remaining portion of the Allowance as of said date shall be forfeited to Landlord.  If the cost of the Tenant Improvements exceeds the Allowance, then Tenant shall immediately pay such excess cost to Landlord as Additional Rent.  If the total sum paid by Landlord pursuant to this Section 17.1.2 is less than the Allowance, then Tenant shall not be entitled to any payment or credit for such excess amount.  Landlord shall begin and complete the Tenant Improvements as soon as possible after the Commencement Date, subject to Tenant Delays and delays caused by Force Majeure.  Promptly upon completion of the Tenant Improvements, Landlord and Tenant will inspect the Tenant Improvements and develop a Punch List.  Landlord will complete (or repair, as the case may be) the items described on the Punch List with commercially reasonable diligence and speed, subject to delays caused by Tenant Delays and Force Majeure.

17.1.3.    Temporary License.  To facilitate Tenant’s business operations during the completion of the Landlord Improvements and the Tenant Improvements, Landlord grants Tenant a temporary license (the “License”) to utilize the remaining portion of the fifth floor of the Building for storage and temporary business operations.  Landlord shall grant the License at no cost to Tenant.  The License shall commence on October 1, 2010, and shall automatically terminate upon the last to occur of:  (a) completion of the Landlord Improvements; and (b) substantial completion of the Tenant Improvements.  Tenant accepts the licensed space in its current as-is, where-is condition.  Tenant covenants and agrees that it will (i) only use the licensed space in compliance with all applicable Laws; (ii) reimburse Landlord within 10 days of invoice for all costs and expenses reasonably incurred by Owner in repairing the licensed space, to the extent such repair was caused by the negligence, misuse or willful misconduct of the Tenant Parties; and (iii) keep the licensed space locked and secure.  Tenant will indemnify, protect, defend (with counsel reasonably satisfactory to Landlord) and hold harmless Landlord from and against any and all Claims arising from or in any way relating to Tenant’s use of the licensed space; the foregoing indemnity shall not apply to Claims to the extent caused by the negligence or willful misconduct of Landlord.

17.2.       Parking Facilities.  Tenant shall have the right of non-exclusive use, in common with others, of its proportionate share of the unrestricted automobile parking areas located at the Property.  Landlord retains the right, to be exercised in Landlord’s sole and absolute discretion, to designate the parking areas of the Property as either restricted or unrestricted parking areas, with any restricted parking areas to be leased pursuant to separate license agreements with Landlord; provided, however, that Landlord shall not materially decrease the amount of unrestricted parking serving the Property without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Landlord shall provide Tenant with 4 reserved underground parking stalls at the Property during the Term; Tenant’s use of said stalls shall be governed by a license agreement between the parties in form required by Landlord in its sole but reasonable discretion; Tenant shall pay Landlord as Additional Rent a fee of $85.00 per month, fixed for Term, for each of the reserved underground parking stalls.  Landlord shall continue to provide Tenant with 1 restricted access underground parking stall at the Property during the Term; Tenant’s use of said stall shall be governed by a license agreement between the parties in form required by Landlord in its sole but reasonable discretion; Tenant may cancel said license at any time upon 30 days prior written notice to Landlord; Tenant shall pay Landlord as Additional Rent a fee of $50.00 per month, fixed for the Term, for the restricted access parking stall.  Neither Tenant, nor any of its employees, agents, or visitors shall use the parking areas for overnight storage of vehicles.  Tenant acknowledges and agrees that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Property.

17.3.       Security Deposit.  Tenant has deposited, and will keep on deposit with Landlord at all times during the Term, the Deposit as security for the payment and performance of Tenant’s obligations under this Lease.  If at any time Tenant is in default, then Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expenses incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such default.  In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount.  If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is the holder of the Tenant’s interest in the Lease, without interest, within 60 days after full performance of this Lease by Tenant.  Landlord may commingle the Deposit with other funds of Landlord.  Landlord shall deliver the Deposit to any purchaser of Landlord’s interest in the Premises.  Tenant agrees that if a Mortgagee succeeds to Landlord’s interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord.  If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance.

17.4.       Storage Facilities.  Landlord shall provide Tenant with approximately 942 square feet of storage space at the Property during the Term; Tenant’s use of said storage space shall be governed by a license agreement between the parties in form required by Landlord in its sole but reasonable discretion.  Tenant shall pay Landlord as Additional Rent, for said storage space, a fee of $6.50 per year per square foot.

17.5.       Right of First Refusal.  Landlord grants Tenant a continuing right of first refusal (the “Right of First Refusal”) to lease vacant space on the fifth floor of the Building (the “ROFR Space”), on the following basis, if any ROFR Space becomes available during the Term:

17.5.1.    Prior to executing a lease with a bona fide third party for any of the ROFR Space, Landlord shall deliver to Tenant a written notice (the “Offer Notice”) identifying a proposed lease or signed letter of intent that Landlord is willing to accept subject to this Right of First Refusal.  Tenant has 10 Business Days after receipt of the Offer Notice within which to notify Landlord of its election to exercise its Right of First Refusal as to such space.  If a notice of rejection, or if no notice, is received by Landlord within said 10-day period (such lack of timely notice deemed a rejection), then Landlord may enter into and execute a lease of the ROFR Space with said third party upon the same, or substantially the same, terms and provisions set forth in the Offer Notice.  If Tenant elects to exercise its Right of First Refusal with respect to the ROFR Space identified in Landlord’s Offer Notice, Tenant’s lease of such space shall upon the same, or substantially the same, terms and provisions set forth in the Offer Notice, except that the term of Tenant’s lease of the ROFR Space shall be co-terminus with the Term of this Lease (with an equitable and pro rata reduction in any tenant inducements due to any resulting difference in term).

17.5.2.    Tenant’s Right of First Refusal is personal to Tenant (and not to any assignee or subtenant) and may not be assigned, it being agreed such right is not appurtenant to the Premises or this Lease; upon a Transfer of the Lease by Tenant, this Section 17.5 is null and void.

17.5.3.    Tenant’s right to exercise its Right of First Refusal is conditioned on:  (i) there not being an Event of Default by Tenant at the time it exercises the right or on the date that Tenant’s occupancy of the ROFR Space is scheduled to commence; (ii) Tenant not having vacated or subleased a material portion of the Premises or assigned its interest in the Lease at the time it exercises the right; and (iii) there being at least 3 years remaining on the Term.  Notwithstanding the foregoing, if there are less than 3 years remaining on the Term and an option to extend the Term is available to Tenant hereunder, Tenant may, at Tenant’s option, exercise the Right of First Refusal provided that Tenant simultaneously exercises said option to extend the Term.

ARTICLE 18
MISCELLANEOUS PROVISIONS

18.1.       Notices.  All Notices must be in writing and must be sent by personal delivery, by nationally-recognized overnight express delivery service, or by U.S. registered or certified mail (return receipt requested, postage prepaid), to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section.  Such notices shall be deemed received (a) as of the date of delivery, if delivered by hand by 4:00 p.m. Central on a Business Day (if hand delivered after said time, any such notice shall be deemed received as of the first Business Day after delivery), (b) as of the next Business Day, if tendered to an overnight express delivery service by the applicable deadline for overnight service, or (c) as of the fifth Business Day after mailing, if sent by regular mail.

18.2.       Transfer of Landlord’s Interest.  If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, then the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferor will deliver to the transferee any funds the transferor holds in which Tenant has an interest, and provided such transferee assumes all of Landlord’s obligations under this Lease to the extent arising on or after the date of the Transfer.  Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership.  However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.

18.3.       Successors.  The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

18.4.       Captions and Interpretation.  The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease.  Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5.       Relationship of Parties.  This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

18.6.       Entire Agreement; Amendment.  The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises.  All preliminary and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease.  No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7.       Severability.  If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

18.8.       Survival.  All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease.  Further, all of Tenant’s and Landlord’s release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

18.9.       Attorneys’ Fees.  If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the non-prevailing party.

18.10.     Brokers.  Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and agrees to release, indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents (other than any brokers specified in the

Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord agrees to pay the commission owed to Tenant’s Broker (specified in the Basic Terms) in accordance with the terms of a separate agreement between Landlord and Tenant’s Broker.

18.11.     Governing Law.  This Lease is governed by, and must be interpreted under, the internal laws of the State.  Any suit arising from or relating to this Lease must be brought in the County; Landlord and Tenant each waive the right to bring suit elsewhere.

18.12.     Time is of the Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.13.     Authority.  Landlord and Tenant and each individual signing this Lease on behalf of either Landlord or Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind said party and that this Lease is a duly authorized obligation of said party.

18.14.     Force Majeure.  If Landlord is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of either Tenant Delay or Force Majeure, then Landlord’s performance of such act is excused for the period of delay caused by such Tenant Delay or Force Majeure, and the period of the performance of any such act will be extended for a period equivalent to such period.  If Tenant is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of either a delay by Landlord or Force Majeure, then Tenant’s performance of such act is excused for the period of delay caused by such delay by Landlord or Force Majeure, and the period of the performance of any such act will be extended for a period equivalent to such period.

18.15.     No Recording.  Tenant will not record this Lease or a Memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole and absolute discretion.

18.16.     Nondisclosure of Lease Terms.  The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential.  Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants.  Accordingly, Tenant, without Landlord’s consent (which consent Landlord may grant or withhold in its sole and absolute discretion), will not directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than (a) any officers or employees of Tenant who have a legitimate need to know such information (and who will also keep the same in confidence), (b) an proposed assignee of this Lease or sublessee of the Premises, (c) any entity or person to whom disclosure is required by Laws (d) any entity in connection with any action brought to enforce this Lease, (e) Tenant’s lenders, accountants, consultants, agents, architects, or attorneys representing Tenant in connection with this Lease who have a legitimate need to know such information (and who will also keep the same in confidence), or (f) any governmental authority involved in any investigation into the compliance of the Property with applicable Laws.

18.17.     Construction of Lease and Terms.  All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions.  The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise.  Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same.  Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease.  The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

[signature page to follow]

Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc., its general partner

By:	/s/ Thomas A. Wentz, Jr.
Print Name: Thomas A. Wentz, Jr.
Print Title: Senior Vice President
DATED:	(“Effective Date”)

By:	/s/ Charles A. Greenberg
Print Name: Charles A. Greenberg
Print Title: Senior Vice President

TENANT:

MIDWAVE CORPORATION, a Delaware corporation

By:	/s/ James Leslie
Print Name: James Leslie
Print Title: Chief Executive Officer

EXHIBIT “1” TO LEASE

Definitions

“Additional Rent” means any charge, fee or expense (other than Basic Rent), however denoted, that is payable by Tenant under this Lease.

“Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Tenant, or any surviving entity in a statutory merger, consolidation, or reorganization of Tenant, or any entity which acquires all of the assets of Tenant.  For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

“Alteration” means any change, alteration, addition or improvement to the Premises or Property.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Basic Rent” means the basic rent amounts specified in the Basic Terms.

“Basic Terms” means the terms of this Lease identified as the Basic Terms before Article 1 of the Lease.

“Building” means the building(s) now existing on the Land, as identified in the Basic Terms.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State.

“City” means the City of Eden Prairie, Minnesota.

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

“Commencement Date” means the Commencement Date specified in the Basic Terms.

“Common Area” means the parking area (including without limitation the outlot parking area), driveways, lobby areas, and other areas of the Property Landlord may designate from time to time as common area available to all tenants.

“Condemning Authority” means any governmental entity with a statutory or other power of eminent domain.

“County” means the County in which the Property is located in.

“Deposit” means the Security Deposit specified in the Basic Terms.

“Discount Rate” means 1% per annum plus the prevailing “Primary Credit” discount rate established by the Federal Reserve Bank for the district in which the Property is located on advances made to member banks under the Federal Reserve Act.

“Effective Date” means the date Landlord executes this Lease, as indicated on the signature page.

“Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease, or of any other events specifically identified in the Lease as an “Event of Default.”

“Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term.

“Force Majeure” means acts of God; strikes; lockouts; inability to procure materials (despite commercially reasonable pursuit of such materials); governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s or Tenant’s reasonable control.

“Hazardous Materials” means any of the following, in any amount:  (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials.

“Land” means the parcels of land on which the Building is located, and the parcels of land on which the outlot parking area is located.

“Landlord” means only the owner or owners of the Property at the time in question.

“Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members and employees.

“Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, and Permitted Encumbrances.

“Lease” means this Lease Agreement, as the same may be amended or modified after the Effective Date.

“Lease Year” means each consecutive 12 month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following 12 consecutive calendar months.

“Maximum Rate” means interest at a rate equal to the lesser of (a) 18% per annum or (b) the maximum interest rate permitted by law.

“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

“Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

“Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as reasonably determined by Landlord in accordance with generally accepted accounting principles consistently followed.  “Operating Expenses” shall include without limitation the following:  utility charges (including without limitation electricity, water, sewer, gas, fuel and steam); costs and expenses incurred

2

in connection with exterior and Common Area lighting; costs and expenses incurred in connection with exterior window washing; costs and expenses incurred in connection with the provision of the utilities and services set forth in Section 6.1 (including without limitation the maintenance and repair of the Building systems furnishing such utilities and services); costs and expenses incurred in connection with Landlord’s obligations under subsections (a) through (c) of Section 7.1; Landlord’s costs and expenses for insurance, as specified in Section 10.2; property association fees or dues, and any other payments under any of the Permitted Encumbrances (except the Mortgage) affecting the Property; wages payable to persons whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called “fringe benefits” paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining, repairing and operating the Property; costs and expenses incurred in connection with removing snow from the exterior Common Area; costs and expenses incurred in connection with removing snow and ice from the structural components of the Building (including, without limitation, the roof); all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; all services, supplies, replacements or other expenses for maintaining, repairing and operating the Property; costs of complying with Laws; reasonable management fees (not to exceed 5% of gross rents); costs and expenses incurred in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property; and such other expenses as may ordinarily be incurred in connection with maintaining, repairing and operating a property similar to the Property.  Notwithstanding anything to the contrary in this Lease, if Landlord makes a capital improvement to the Property that would be deemed a capital expense under generally accepted accounting principles, then Landlord may only include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment, so as to amortize the investment over the reasonable useful life of the improvement on a straight line basis.  The term “Operating Expenses” does not include:

i.              Interest, principal, points and fees, amortization or any other costs associated with the Mortgage, and all costs and expenses associated with any such debt, irrespective of whether this Lease is subject or subordinate thereto.

ii.             Expenses or Allowances for depreciation or amortization (except as may be expressly allowed by this Lease, including without limitation the amortization of capital improvements as noted above).

iii.            Any bad debt loss, or any reserve for bad debt loss.

iv.            Compensation paid to any employee of Landlord or Property Manager above the grade of building superintendent or manager.

v.             Landlord’s general corporate overhead and administrative expenses, except to the extent related (or reasonably allocated) to the Property, and except as otherwise expressly provided in this Lease.

vi.            Expenses to prepare, renovate, or perform any other work in any space leased to an existing or new tenant of the Building.

vii.           Expenses to retain existing tenants or to lease space to new tenants, including without limitation legal fees, leasing commissions, advertising, and promotional expenditures.

viii.          Expenses to resolve disputes with existing tenants, or to negotiate lease terms with prospective tenants.

ix.            The costs of any services or supplies to the extent that such costs are reimbursed to Landlord by tenants of the Building (other than by virtue of the pass through of Operating Expenses to tenants), or by other third parties.

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x.             The costs of repair, restoration or other work occasioned by any insured casualty (except for deductibles as provided in Section 10.2).

xi.            The costs of any repair, restoration or other work occasioned by a condemnation proceeding, if and to the extent Landlord has actually been reimbursed by condemnation proceeds.

xii.           Rent payable by Landlord pursuant to any ground or air-rights lease affecting the Property, irrespective of whether this Lease is subject or subordinate thereto.

xiii.          Fees or sums paid to an affiliate of Landlord, to the extent that such fees exceed the customary amount charged by independent contractors and suppliers for the services or supplies provided.

xiv.          Expenses for any necessary replacement of any item to the extent that it is covered under warranty.

xv.           Interest or penalties assessed against Landlord due to the late payment of any Expenses.

xvi.          Expenses for any item or service that Tenant pays directly to a third party, or separately reimburses to Landlord.

xvii.         Personal property taxes of Landlord for equipment or items to the extent not used directly in the operation or maintenance of the Property.

xviii.        Costs of sculptures, paintings and other objects of art.

xix.           Charitable or political contributions by Landlord.

xxiv.        Costs to the extent directly resulting from the negligence of the Landlord Parties.

“Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions, and other matters now or after the Effective Date affecting title to the Property.

“Property” means, collectively, the Land, Building (including the Premises), and all other improvements on the Land.

“Property Manager” means the property manager specified in the Basic Terms, or any other agent Landlord may appoint from time to time to manage the Property.

“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances.  The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property and any personal property taxes on personal property used on the Property.  The term “Property Taxes” does not include (i) Landlord’s state or federal income, franchise, gift, estate, transfer, capital stock, estate succession or inheritance taxes; (ii) taxes, assessments and the like not due and payable during the Term; or (iii) penalties or interest on late payment of Taxes unless caused by Tenant.  Landlord shall pay assessments or charges in installments over the maximum period allowed by law, and only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.  If

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any of Tenant’s trade fixtures and other personal property are taxed with the Property, then Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.

“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorney’s fees) and storing such property; (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises.  “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

“Rent” means, collectively, Basic Rent and Additional Rent.

“State” means the State in which the Property is located.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

“Tenant” means the tenant identified in the Lease and such tenant’s permitted successors and assigns.  In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” means the tenant identified in the Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s expressed or implied permission.

“Tenant Delays” means any delays caused or contributed to by Tenant.

“Tenant Parties” means Tenant and its respective officers, directors, partners, shareholders, members and employees.

“Tenant’s Share of Expenses” means the product obtained by multiplying the amount of Expenses for the period in question by the Tenant’s Share of Expenses Percentage.

“Tenant’s Share of Expenses Percentage” means the percentage specified in the Basic Terms, as such percentage may be adjusted in accordance with the terms and conditions of this Lease.

“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any extension term then in effect.

“Transfer” means an assignment, mortgage, pledge, transfer, sublease or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises.  The term “Transfer” also includes any assignment or other transfer of any ownership interest in Tenant that results in a change of control of Tenant.

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EXHIBIT “2” TO LEASE

Premises

EXHIBIT “4.3” TO LEASE

Building Rules

1.             Wherever in these Building Rules the word “Tenant” occurs, it is understood and agreed that it shall also mean Tenant’s assigns, employees, agents, invitees, and visitors.  Wherever the word “Landlord” occurs, it is understood and agreed that it shall also mean Landlord’s assigns, employees, and agents.

2.             Tenant shall not bring into the Property any inflammables (including without limitation gasoline, kerosene, naphtha and benzene), explosives, or any other article of intrinsically dangerous nature.

3.             Tenant shall not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in and about the Property which are used in common with other tenants and their servants, employees, customers, guests and invitees, and which are not a part of the Premises of Tenant.  Tenant shall not place objects against glass partitions or doors or windows which would be unsightly from the Building corridors or from the exterior of the Building and will promptly remove any such objects upon notice from Landlord.

4.             Tenant acknowledges and agrees that the Building is “smoke free,” and that no smoking of tobacco products shall be allowed within the Building.

5.             The Premises shall not be used for cooking (except for microwaves), lodging, sleeping, or for any immoral or illegal purpose.

6.             No vehicles (including bicycles) or animals are allowed in the Building.

7.             Canvassing, soliciting, and peddling in the Building is prohibited.

8.             Vending machines shall not be installed without Landlord’s prior written consent.

9.             Tenant is solely responsible for protecting the Premises and Tenant’s property from theft and robbery.  All entrance doors to the Premises shall be locked when the Premises are not in use.

10.           No locks or similar devices shall be attached to any door or window, except as provided by Landlord or otherwise approved in writing by Landlord.  Landlord’s consent to the installation of any additional locks or similar devices may be conditioned upon (among other things), Tenant providing Landlord with keys to all such additional locks.  Upon termination of this Lease or of the Tenant’s possession, the Tenant shall surrender all keys of the Premises and shall provide to Landlord all combination locks on safes, cabinets and vaults.

11.           Tenant shall not waste electricity, water, heat or air conditioning, and shall cooperate fully with Landlord to insure the most effective and efficient operation of the Building’s mechanical systems.  No electric circuits for any purpose shall be brought into the Premises without Landlord’s prior written consent.

12.           All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways and freight elevators provided for such purposes and indicated by Landlord.  Tenant shall be responsible for any damage to the Building or the Property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the leased premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.  All heavy equipment and heavy articles shall be carried in or out of the Premises only at such time and in such manner as shall be prescribed in writing by Landlord, and Landlord shall in all cases have the right to specify the proper position of any such heavy equipment or articles, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premises or the Building in which they are located, or to the other tenants of the Building.

13.           Tenant, its servants, employees, customers, invitees and guests shall, when using the common parking facilities, if any, in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines.  Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no parking zone.  All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.  No vehicles shall be parked overnight.

14.           At all times (a) persons may enter the Property only in accordance with these Building Rules, (b) persons entering or departing from the Property may be questioned as to their business in the Property, and the right is reserved to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Property, and (c) all entries into and departures from the Property will take place through such one or more entrances as Landlord shall from time to time designate; provided, however, anything herein to the contrary notwithstanding, Landlord shall not be liable for any lack of security in respect to the Property whatsoever.  Landlord will normally not enforce clauses (a), (b) and (c) above during regular business hours, but it reserves the right to do so or not to do so at any time at its sole discretion.  In case of emergency, Landlord reserves the right to prevent access to the Property during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Property and the property therein.  Landlord shall in no case be liable for damages for any error or other action taken in good faith with regard to the admission to or exclusion from the Property of any person.

15.           No person or contractor not employed by Landlord shall be used to perform janitorial work, window washing, cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

16.           Tenant shall observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate rules and regulations as Landlord may from time to time adopt.  Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Building Rules when it is deemed necessary, desirable, or proper, in Landlord’s reasonable judgment, for its best interest or for the best interest of the tenants of the Property.

EXHIBIT “17.1.1” TO THE LEASE

Description of Landlord Improvements

1.     Construct demising walls to separate the Premises from the remainder of the fifth floor of the Building, pursuant to plans and specifications approved by both Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed.

2.     Construct a multi-tenant corridor on the fifth floor of the Building, pursuant to plans and specifications approved by Landlord in its sole but reasonable discretion.